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                     July 12, 2023

       Richard Rodgers
       Interim President and Chief Executive Officer
       Ocuphire Pharma, Inc.
       37000 Grand River Avenue, Suite 120
       Farmington Hills, MI 48335

                                                        Re: Ocuphire Pharma,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-34079

       Dear Richard Rodgers:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences